Press Release

February 12, 2021	FOR IMMEDIATE RELEASE

CTS Corporation Announces Appointment of Donna M. Costello

to its Board of Directors

Lisle, Ill. - CTS Corporation (NYSE: CTS) today announced that Donna M. Costello has been appointed to its board of directors, effective February 11, 2021.

Ms. Costello is the former chief financial officer of C&D Technologies, Inc., a technology company that produces and markets systems for power conversion and storage of electrical power. Ms. Costello comes to CTS with extensive financial experience and over 25 years of experience in the tech industry, delivering a successful track record of executive leadership, strategy development, and M&A. She currently serves as a director on the board of Neenah, Inc., where she is a member of the audit committee.

CTS Chairman and CEO, Kieran O'Sullivan stated, "CTS is pleased to welcome Donna Costello to the CTS board. Her extensive experience in several market segments served by CTS and her background in finance will be valuable as CTS continues to focus on growth, end-market diversification, and products that sense, connect and move."

About CTS

CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, telecommunications/IT, and transportation markets.

For more information, visit www.ctscorp.com.

Contact

Ashish Agrawal

Vice President and Chief Financial Officer

CTS Corporation

4925 Indiana Avenue

Lisle, IL 60532

USA

Telephone: +1 (630) 577-8800

Email:  ashish.agrawal@ctscorp.com

www.ctscorp.com